FOR IMMEDIATE RELEASE: November 18, 1998

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley "T" Nielson
          CFO/COO
          Mity-Lite, Inc.
          801-224-0589



                   MITY-LITE, INC. TO ACQUIRE BRODA SEATING

OREM, UTAH -- Mity-Lite, Inc. (NASDAQ: MITY), a designer, manufacturer, and marketer of a variety of institutional furniture, today announced that it has entered into an agreement to acquire Broda Enterprises Inc., a privately-owned designer, manufacturer and marketer of geriatric health care seating and seating accessories, based in Waterloo, Ontario, Canada. Closing of the transaction, which is subject to certain conditions set forth in the agreement, is expected within the next seven days. The transaction is valued at approximately CAN$4.0 million. (US$2.6 million) and involves the purchase of stock for cash. The acquisition will be treated for accounting purposes as a purchase.

     Broda specializes in the production of a unique and innovative line of premium priced geriatric health care seating and accessories. Broda's product lines consist of five main chair lines, chair options and upgrades. Broda serves customers in the United States and Canada directly and through independent representatives and distributors. For the year ended December 31, 1997, Broda generated sales of approximately CAN$3.1 million, and expects sales growth to exceed 35 percent in the current calendar year.

     "The current owners of Broda, the Brotherstons, have created a fine niche oriented company that is philosophically consistent with Mity-Lite. We are delighted to add Broda to the Mity-Lite team," remarked Gregory L. Wilson, chairman and president of Mity-Lite. "Broda represents a chance to expand internationally and a stronger entrance into the health care industry. In addition, their geriatric seating has unique product positioning features, much like our tables, which allows the company to generate above average margins."

     "Except for 1997, Broda has grown between 15 and 40 percent a year since 1993 and sustained gross profit margins approaching 50 percent," noted Bradley T Nielson, chief operating officer and chief financial officer of Mity-Lite. "They represent an excellent opportunity for us to take advantage of the growing geriatric health care market which is being fueled by an aging population." Nielson also noted that Ian Brotherston, Broda's current vice president of production, will continue to develop new products and processes targeted to future growth, and Stephen Brotherston, Broda's current secretary-treasurer and chief executive officer, will continue in his present finance and administration role.

     "We are excited about joining the Mity-Lite team and look forward to working closely with them," said Stephen Brotherston of Broda. "Much of Broda's success in the competitive geriatric chair market has come from our specialized distribution. It was important for us to find a partner who recognizes these unique strengths and has the capability to continue to build Broda's business. Mity-Lite's remarkable success with premium priced institutional furniture gave us the confidence that they can help take Broda to the next level. Equally important, Mity-Lite has the financial strength Broda needs to continue our rapid growth."

     Founded in 1987, Mity-Lite, Inc. designs, manufactures and markets a variety of lightweight, durable, folding-leg tables, stacking chairs, and related products used in multipurpose rooms of educational, recreational, hospitality, government, office, health care, religious and other public assembly facilities. Headquartered in Utah, Mity-Lite serves national and international customers directly and through distributors.

     In addition, Mity-Lite owns a 49.9% interest in DO Group, Inc., based in Indiana and Arkansas. DO Group, Inc., designs, manufactures and markets a variety of office seating and panel systems.

     Note: This release includes forward-looking statements relating to the proposed acquisition of Broda Enterprises, Inc. ("Broda"), the projected growth rate in Broda's sales for 1998 and future years, and the opportunity to expand internationally and penetrate the geriatric health care market. These forward-looking statements may not be realized and are subject to uncertainties including Broda and Mity-Lite's ability to satisfy pre-closing conditions and consummate the proposed acquisition, and Mity-Lite's ability to integrate Broda's operations effectively, realize expected sales growth in Broda's operations, maintain or increase gross profit margins, penetrate the geriatric health care market, and expand internationally. No assurance is given that any of these forward looking statements will be realized.

                                   # # #